Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660]
GUARANTEED WITHDRAWAL BENEFIT VII RIDER — SINGLE LIFE
Pacific Life & Annuity Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
This Rider provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract equal to [4.0%] multiplied by the Protected Payment Base. The Protected Payment Base is established for the sole purpose of determining the minimum withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits.
By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect. These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain variable investment options or on certain allowable fixed-rate General Account Investment Options that are outside of any asset allocation model, but participate in the asset allocation program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options. These restrictions and limitations are summarized in Appendix A which is a part of this Rider. These requirements apply to the entire Contract Value.
The numeric examples contained in this Rider are based on certain hypothetical assumptions and are for example only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
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Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2], the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is age [59 1/2] or older, the Protected Payment Amount on any day after the Rider Effective Date is equal to [4.0%] multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.
The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year. Upon telephone or written request we will provide you with the Protected Payment Amount as of that day.
Protected Payment Base — An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.
Quarterly Rider Anniversary — Every three month anniversary of the Rider Effective Date.
Reset Date — Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset or an Owner-Elected Reset occurs.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit VII Rider — Single Life — You have purchased a Guaranteed Withdrawal Benefit VII Rider — Single Life. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(c)	provides for Automatic Annual Resets or Owner-Elected Resets of the Protected Payment Base.
This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date: (a) the age of each Annuitant is [85] years or younger; (b) the Contract is not issued as an Inherited IRA, Inherited Roth IRA, or Inherited TSA; and (c) the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider. Please refer to Appendix A attached to this Rider. You will be notified in writing in advance if we change these investment allocation requirements in the future.
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We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.
Annual Charge — An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The annual charge is equal to [0.30%] ([0.075%] quarterly) and will not exceed a maximum annual charge percentage of 1.20% (0.30% quarterly).
The charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option. No portion of the annual charge will be deducted from the DCA Plus fixed account (if available under the Contract).
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarterly Rider Anniversary will be deducted from the Contract Value on that Quarterly Rider Anniversary.
If the Rider terminates prior to a Quarterly Rider Anniversary, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.
We will waive the charge for the current quarter in the following cases:
(a)	if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant;

(b)	upon full annuitization of the Contract;

(c)	after the Contract Value is zero.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge — The annual charge percentage, and corresponding deduction, may change as a result of any automatic reset or Owner-elected reset. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same Rider. If we are no longer issuing this Rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base is never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values — The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary.
The initial Protected Payment Amount on the Rider Effective Date is equal to the applicable withdrawal percentage (based on the Owner’s age, or youngest Annuitant’s age in the case of a Non-Natural Owner at the time of first withdrawal) multiplied by the Protected Payment Base.
Subsequent Purchase Payments — Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments — For purposes of this Rider, in no event may any Purchase Payment received on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date or most recent reset date result in the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.
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This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments subject to 30 days advance notice to the contract owner..
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged.
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.
WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals Taken Prior to Age [59 1/2] — If a withdrawal is taken and the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2], we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)	Determine the new Protected Payment Base which equals the lesser of:
1.	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.
Withdrawals to Satisfy Required Minimum Distribution — No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD
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withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:
(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Depletion of Contract Value — If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) was age [59 1/2] or older, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	the Protected Payment Amount will be paid each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	the Contract will cease to provide any death benefit.
If the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2], and a withdrawal reduces the Contract Value to zero, this Rider will terminate.
Automatic Reset — On each Contract Anniversary while this Rider is in effect and before the Annuity Date, we will automatically reset the Protected Payment Base if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset — Opt-Out Election — If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Protected Payment Amount, and the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.
Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.
Automatic Reset — Future Participation — You may elect not to participate in future automatic resets at any time. Your election must be received, in a form satisfactory to us, at our Service Center, while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries.
If you previously elected not to participate in automatic resets, you may elect to participate in future automatic resets at any time. Your election to resume participation must be received, in a form satisfactory to us, at our Service Center while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries as described in the Automatic Reset provision.
Owner-Elected Resets (Non-Automatic) — You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Protected Payment
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Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change if you elect this reset option. (See Change in Annual Charge provision).
On each Reset Date we will set the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.
If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within [sixty (60)] days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base and Protected Payment Amount. We will provide you with written confirmation of your election.
Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of quarterly charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:
(a)	the Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Termination of Rider — This Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant;

(c)	the day the Contract is terminated in accordance with the provisions of the Contract;

(d)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount;

(e)	the day that the Contract Value is reduced to zero and the oldest Owner (or youngest Annuitant, in the case of a Non-Natural Owner) is younger than age [59 1/2];

(f)	Annuity Date;

(g)	the day we are notified of a change in ownership of a non-qualified Contract, excluding
(i)	changes in ownership to or from certain trusts; or

(ii)	adding or removing the Owner’s spouse to the Contract.
This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (b) above.
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Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below.
     Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY

Chairman and Chief Executive Officer	Secretary
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GUARANTEED WITHDRAWAL BENEFIT VII RIDER — SINGLE LIFE
SAMPLE CALCULATIONS — For Illustration Purposes Only
The numeric examples shown in this section are based on certain hypothetical assumptions and for example purposes only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider purchased at Contract issue by a 65-year old Owner

•	Automatic resets are shown, if applicable

•	Investment returns are hypothetical
Example 1: Setting of Initial Values

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Example 2: Subsequent Purchase Payment

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base is increased by the amount of the purchase payment and the Protected Payment Amount is adjusted to equal 4% of the new Protected Payment Base.

•	An automatic Reset takes place at the beginning of Contract Year 2, since the Contract Value ($207,000) is higher than the Protected Payment Base ($200,000). This resets the Protected Payment Base to $207,000 and the Protected Payment Amount increases to $8,280 (4% x $207,000).
Example 3: Withdrawal of Less than the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
Activity		$5,000	$204,000	$207,000	$3,280
Beginning of Year 3			$205,000	$207,000	$8,280
Beginning of Year 4			$215,000	$215,000	$8,600
•	Since a withdrawal of less than the Protected Payment Amount takes place in Contract Year 2, the Protected Payment Base remains the same ($207,000) and the Protected Payment Amount is reduced by the amount of the withdrawal.
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•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($205,000) is less than the Protected Payment Base ($207,000). The Protected Payment Base ($207,000) remains the same and the Protected Payment Amount is reset to $8,280 (4% x 207,000).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($207,000). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
Example 4: Withdrawal Exceeding the Protected Payment Amount

			Contract	Protected	Protected
	Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$4,000
Activity	$100,000		$202,000	$200,000	$8,000
Beginning of Year 2			$207,000	$207,000	$8,280
Activity		$20,000	$182,000	$194,477	$0
Beginning of Year 3			$192,000	$194,477	$7,779
Beginning of Year 4			$215,000	$215,000	$8,600
•	Since the $20,000 withdrawal in Contract Year 2 exceeds the Protected Payment Amount, the Protected Payment Base is reduced to $194,477
o	A = $11,720 = ($20,000 – $8,280)

o	B = 0.0605 = $11,720/($202,000 – $8,280); $202,000 = contract value prior to the $20,000 withdrawal

o	Protected Payment Base = $194,477 = $207,000 x (1 – 0.0605)

o	The Protected Payment Amount is reduced to $0 for the remainder of Contract Year 2
•	At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($192,000) is less than the Protected Payment Base ($194,477). The Protected Payment Base ($194,477) remains the same and the Protected Payment Amount is reset to $7,779 (4% x 194,477).

•	An automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($194,477). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
The values shown in Example 5 are based on the following assumptions:
•	Rider purchased at Contract issue by a 56-year old Owner

•	Automatic resets are shown, if applicable
Example 5: Early Withdrawal

				Contract	Protected	Protected
		Purchase	Withdrawal	Value After	Payment	Payment
Contract Year	Owner Age	Payment	Amount	Transaction	Base	Amount
Beginning of Year 1	56	$100,000		$100,000	$100,000	$0
Activity		$100,000		$202,000	$200,000	$0
Beginning of Year 2	57			$207,000	$207,000	$0
Beginning of Year 3	58			$220,000	$220,000	$0
Activity			$30,000	$180,000	$188,562	$0
Beginning of Year 4	59			$183,000	$188,562	$0
Activity	Attains Age 59 1/2			$178,000	$188,562	$7,542
Beginning of Year 5	60			$185,000	$188,562	$7,542
Beginning of Year 6	61			$215,000	$215,000	$8,600
•	The Protected Payment Amount is equal to $0 until the Owner reaches age 59 1/2.

•	Since the withdrawal of $30,000 is taken prior to age 59 1/2 in Contract Year 3, the Protected Payment Base is reduced to $188,562; the Protected Payment Base is reset to the lesser of:
o	The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B);
▪	A = $30,000
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▪	B = 0.1429 = $30,000/$210,000; $210,000 = contract value prior to the $30,000 withdrawal

▪	Protected Payment Base = $188,562 = $220,000 x (1 — 0.1429)
o	The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.
▪	Protected Payment Base = $190,000 = $220,000 — $30,000
o	Since $188,562 is less than $190,000, the Protected Payment Base is reduced to $188,562
•	At the beginning of Contract Year 4, a Reset does not take place since the Contract Value ($183,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) remains the same. Also, the Protected Payment Amount remains at $0 since the Owner has not reached age 59 1/2.

•	During Contract Year 4, the Owner attains age 59 1/2. At this time, the Protected Payment Amount is set to $7,542 (4% x $188,562).

•	At the beginning of Contract Year 5, a Reset does not take place since the Contract Value ($185,000) is less than the Protected Payment Base ($188,562). The Protected Payment Base ($188,562) and Protected Payment Amount ($7,542) remain the same.

•	An automatic Reset takes place at the beginning of Contract Year 6, since the Contract Value ($215,000) is higher than the Protected Payment Base ($188,562). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $8,600 (4% x $215,000).
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APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider. Details regarding the investment allocation models will be provided to you upon request.
Investment Allocation Requirements — The investment allocation requirements of this Rider consist of several different investment option programs, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The investment option programs described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. The investment option programs are asset allocation programs, which consist of Asset Allocation Strategies and Custom Models. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider. You may allocate your Contract Value according to the following requirements:
1)	100% among the allowable Asset Allocation Strategies, OR

2)	100% among allowable investment options part of the Custom Models program.
Currently, the allowable Asset Allocation Strategies and Custom Models are as follows:

Asset Allocation Strategies	Custom Models
[Pacific Dynamix-Conservative Growth Portfolio]
[Pacific Dynamix-Moderate Growth Portfolio]
[Pacific Dynamix-Growth Portfolio ]
[Portfolio Optimization Conservative]
[Portfolio Optimization Moderate-Conservative]
[Portfoio Optimization Moderate]
[Portfolio Optimization Growth]
[Alliance Bernstein VPS Balanced Wealth Strategy]
[BlackRock Global Allocation V.I. Fund]
[American Funds® Asset Allocation]
[Franklin Templeton VIP Founding Funds]
[GE Investments Total Return Fund]
[Invesco V.I. Balanced-Risk Allocation Fund]
[MFS Total Return Series]
[PIMCO Global Multi-Asset Portfolio]
[Allowable investment options within various asset groups as described in the Custom Models section of this Appendix A.]
1)	Custom Models — The Custom Models program allows you, with the help of your financial professional, to create your own asset allocation model that will comply with the investment allocation requirements applicable to this Rider. You will create your own model using the requirements listed below.

To create your model, you may select investment options from the available Categories listed in the table below. You must allocate at least [25%] of your Purchase Payment or Contract Value into each one of the available Categories. You may not allocate more than [15%] of your Purchase Payment or Contract Value into any one Investment Option within Category A, B, or C. Category D is optional and you are not required to allocate any part of your Purchase Payment or Contract Value to this Category. If you choose to allocate your Purchase Payment or Contract Value to Category D, you are allowed to allocate more than [15%] to any one Investment Option within Category D. Allocation percentages among the Categories must total [100%]. The model you create will be automatically rebalanced on a quarterly basis.
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[Category A –		[Category C –
Fixed-Income	[Category B – Domestic	International Equity
Portfolios]	Equity Portfolios]	and Sector Portfolios]	[Category D – Asset Allocation Strategies]
[Floating Rate Loan Cash Management High Yield Bond Managed Bond Inflation Managed Short Duration Bond Diversified Bond Inflation Protected]	[Small-Cap Growth
Equity Index
Mid-Cap Value
Small-Cap Index
American Funds® Growth-Income
American Funds® Growth
Large-Cap Value
Small-Cap Equity
Comstock
Growth LT
Focused 30
Long/Short Large-Cap
Mid-Cap Equity
Mid-Cap Growth
Small-Cap Value
Main Street® Core
Dividend Growth
Large-Cap Growth]	International Small-Cap Technology Health Sciences [International Value International Large-Cap Real Estate Emerging Markets]	[Pacific Dynamix-Conservative Growth Portfolio
Pacific Dynamix-Moderate Growth Portfolio
Pacific Dynamix-Growth Portfolio
Portfolio Optimization Conservative
Portfolio Optimization Moderate-Conservative
Portfolio Optimization Moderate
Portfolio Optimization Growth
Alliance Bernstein VPS Balanced Wealth Strategy
American Funds® Asset Allocation
BlackRock Global Allocation V.I. Fund
Franklin Templeton VIP Founding Funds
GE Investments Total Return Fund
Invesco V.I. Balanced-Risk Allocation Fund
MFS Total Return Series
PIMCO Global Multi-Asset Portfolio]
2)	Asset Allocation Strategies. You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

[Pacific Dynamix-Conservative Growth Portfolio
Pacific Dynamix-Moderate Growth Portfolio
Pacific Dynamix-Growth Portfolio
Alliance Bernstein VPS Balanced Wealth Strategy
BlackRock Global Allocation V.I. Fund
American Funds® Asset Allocation
Franklin Templeton VIP Founding Funds
GE Investments Total Return Fund
Invesco Van Kampen V.I. Global Tactical Asset Allocation Fund
Invesco V.I. Global Multi-Asset Fund
PIMCO Global Multi-Asset Portfolio]

Allocations among these strategies must total 100%.
Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed twelve (12) months.
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs — Subject to trading restrictions, you may change your investment option program or options within a program selection at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment option program or options within a program is best
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suited to your financial needs, investment time horizon, and is consistent with your risk comfort level. You should periodically review those factors to determine if you need to change programs or options within a program to reflect such changes.
Termination of Investment Option Programs — If your investment allocation fails to meet the requirements of the investment option programs established for this Rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:
(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider;

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program; or

(c)	you change the allocation percentages of your Custom Model program such that the changes do not comply with the requirements described in the Custom Models section of this Appendix A.
We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.
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